EXHIBIT 99.1

4Front Ventures Secures US$10 Million Credit Facility

Proceeds to fund expansion of retail footprint across Illinois in advance of the opening of state-of-the-art cultivation and processing facility

PHOENIX, Ariz., Oct. 16, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced that it has entered into a $10 million senior secured credit facility agreement (the "Credit Facility") with ALT Debt II, LP (the "Lender"), an affiliate of Altmore Capital. The funds will be disbursed in two tranches and are committed to building out the Company's retail operations in Illinois in connection with the imminent launch of its new state-of-the-art cultivation and processing facility in Matteson.

"This additional capital will fuel our efforts to establish 4Front as a state leader across both our retail and wholesale channels in Illinois and position our operations for long-term, sustainable growth," said Leo Gontmakher, Chief Executive Officer of 4Front. "With our new flagship facility in Matteson anticipated to power up before the end of the year, ramping up our retail operations will support a more than fourfold expansion of our production capacity in the state over the next twelve months. We currently have two Mission dispensaries in operation, and our goal is to have our full slate of 10 retail stores before the end of 2024. This funding represents an exciting next step in that direction. Matteson's enhanced capacity, combined with the expansion of our dispensary network to 10 stores, has the potential to profitably double total Company sales."

Michael Villapiano, Vice President at Altmore Capital, added "We're excited to partner with 4Front, as they have proven to be one of the most efficient operators in the industry. Altmore is proud to support management's strength of building a successful and sustainable footprint, including their growing retail presence in Illinois, which will complement Matteson's impressive production capabilities."

The outstanding principal of the Credit Facility will bear simple interest at a rate per annum equal to the greater of (i) the WSJ Prime Rate plus 7% and (ii) 15.5%, payable monthly (principal payments postponed until six months after funding). Provided the Company extends the maturity of certain other subordinated debt, the maturity date of the Credit Facility will be September 30, 2026. Full details of the transaction are in the Company's filings.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements regarding the use of proceeds of the Credit Facility, the launch of the Matteson facility, the leadership of 4Front in Illinois, the potential for high margin, long-term, sustainable growth, the potential size of the expansion of 4Front's production capacity in Illinois, the potential for several retail licenses, regulatory approval, and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond 4Front's control. Therefore, you are cautioned against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including Canadian and U.S. federal securities laws, 4Front does not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647 548 9032; 4Front Media Contacts: MATTIO Communications, 4front@mattio.com

CO: 4Front Ventures Corp.

CNW 17:00e 16-OCT-23